Exhibit 10.1
Confidential
October 13, 2009
Meruelo Enterprises, Inc.
c/o Joseph (Jay) C. Sherwood III
McGladrey Capital Markets LLC
575 Anton Boulevard, 11th Floor
Costa Mesa, CA 92626
Re: Investment Proposal regarding Rubio’s Restaurants, Inc. (the “Company”)
Dear Jay,
     Levine Leichtman Capital Partners, Inc. or an affiliate thereof (“LLCP”) is pleased to indicate its willingness, subject to the terms and conditions set forth herein and the Annexes attached hereto, to partner with Alex Meruelo, Meruelo Enterprises, Inc., the Alex Meruelo Living Trust and Luis Armona (including any newly formed acquisition vehicle created to consummate the transactions contemplated hereby, collectively, the “Meruelo Parties”) to acquire 100% of the outstanding common stock of the Company (excluding the shares to be contributed by the Meruelo Parties) for a purchase price of $8.00 per share (the “Transaction”).
     The following table sets forth the anticipated sources and uses for the Transaction:

Sources		Uses

Senior Loans (LLCP)	$20.0 mm	Purchase Equity[1]	$70.9 mm
Senior Subordinated Note (LLCP)	32.5 mm	Fees and Expenses	3.9 mm

Holdco Common Stock (LLCP)	3.9 mm
Holdco Common Stock (Meruelo)	13.3 mm
Cash on Hand	5.1 mm

Total Sources	$74.8 mm	Total Uses	$74.8 mm
     LLCP’s investment is based on the assumption that (i) the Company will have 10,035,077 shares of Common Stock outstanding immediately prior to the closing of the

[1]	Excludes 1,166,212 shares of common stock to be contributed to Holdco (as defined below) by the Meruelo Parties.

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Transaction, (ii) the Meruelo Parties will own at least 1,166,212 shares of Common Stock of the Company immediately prior to the closing of the Transaction, (iii) the Company will have adequate working capital as of the closing of the Transaction to operate its business in the ordinary course, and (iv) the Company will have cash or cash equivalents of at least $5.0 million prior to the closing of the Transaction.
     For purposes of this letter, the Senior Loans, the Senior Subordinated Note and the Common Stock (each as defined in this letter agreement) to be purchased by LLCP are collectively referred to as the “Securities”.
Following are certain key points with respect to this capital structure and the mechanics of the Transaction:
•	LLCP together with the Meruelo Parties will provide all of the capital needed to close the transaction. No further approvals are required internally for LLCP or the Meruelo Parties to fund their respective portions of either the debt or equity components of the Transaction (including with respect to the Meruelo Parties, the contribution of the Meruelo Rollover Equity (as defined below)).

•	The Meruelo Parties will be required to contribute at least 1,166,212 of their existing shares of common stock of the Company (collectively, the “Meruelo Rollover Equity”) into a new corporate holding entity (“Holdco”) that will be formed in connection with the Transaction. In addition, the Meruelo Parties and LLCP will each purchase the Meruelo Common Stock and the LLCP Common Stock respectively from Holdco. Following the consummation of the Transaction, the Meruelo Parties and LLCP will own 77.0% and 23.0%, respectively, of the fully-diluted equity of Holdco.

•	Holdco will form a wholly owned subsidiary (“Acquisition Co.”) which will issue the Senior Loans and the Senior Subordinated Note to LLCP. Acquisition Co. will merge into the Company, with the Company as the surviving entity. Subject to discussions among the parties hereto, the Transaction can be consummated on an accelerated time frame if a tender offer is made for the Company’s common stock. Holdco will own 100% of the common stock of the surviving company.
     The structure and mechanics of the Transaction are subject to LLCP’s confirmatory business and legal due diligence investigation. Other material terms related to the transaction are set forth below:
     1. Principal Terms. The principal terms of the Securities are described in Annexes A, B and C attached hereto. The principal terms and conditions of the Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Securities would be issued and sold are described in Annex D.
     2. Due Diligence. Immediately following the execution of a confidentiality agreement with the Company, LLCP will work with the Meruelo Parties to conduct a confirmatory business and legal due diligence investigation of the Company and all of its

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respective subsidiaries and affiliates (collectively, the “Companies”). The due diligence investigation will include, but not be limited to, a review of the Companies’ business operations, prospects and properties (including all of their assets), financial condition and interviews with senior management.
     3. Conditions to Closing; Definitive Agreements. In addition to the closing conditions described in the attached Annexes, the consummation of the transactions contemplated by this letter agreement, including the purchase and sale of the Securities, is subject to (i) the negotiation and execution of definitive documentation, including (x) a definitive merger agreement with the Company, Holdco and Acquisition Co., a preliminary draft of which is attached hereto as Annex E, and (y) the Securities Purchase Agreement, the Senior Loans, the Senior Subordinated Note and other definitive documentation containing terms and conditions mutually acceptable to the Meruelo Parties and LLCP, (ii) the completion of LLCP’s confirmatory business and legal due diligence investigation of the Companies to the sole satisfaction of LLCP and its legal counsel, and (iv) the absence of any material adverse change in the condition (financial or otherwise), business, operations, properties or prospects of the Company since June 28, 2009.
     4. No Third Party Beneficiaries; Indemnification. This letter agreement is solely for the benefit of the Meruelo Parties and LLCP, and no third parties (including, but not limited to, any other shareholders, affiliates, subsidiaries or creditors of the Meruelo Parties, any Meruelo Agent (as defined below), the Company, its shareholders, affiliates, subsidiaries or creditors, or any other persons) shall be entitled to rely upon anything contained herein as a third party beneficiary or otherwise. LLCP shall not be responsible or liable to any person for any special, indirect, consequential, punitive or exemplary damages which may be alleged as a result of this letter or the transactions contemplated hereby or for any damages which may be alleged as a result of LLCP’s failure or refusal, in accordance with the terms of this letter, to consummate the transactions contemplated herein. In addition, the Meruelo Parties hereby agree to indemnify, defend and hold harmless LLCP and each of its partners (general or limited), equity holders, officers, directors, members, managers, employees, agents, representatives and affiliates from and against any claims, suits, actions, losses, judgments, fees, costs and expenses, including, but not limited to, attorneys’ fees and expenses (collectively, the “LLCP Damages”) arising out of or related to this letter or the transactions contemplated hereby, or any claim, suit, action, investigation or proceeding related thereto, and to reimburse each such indemnified person from time to time upon demand for any of the same incurred in connection therewith, whether or not the transactions contemplated herein shall have been consummated, except to the extent there has been a final non-appealable determination by a court of competent jurisdiction that such LLCP Damages were caused by LLCP’s gross negligence or willful misconduct. LLCP hereby agrees to indemnify, defend and hold harmless the Meruelo Parties and each of their partners (general or limited), equity holders, officers, directors, members, managers, employees, agents, representatives and affiliates from and against any claims, suits, actions, losses, judgments, fees, costs and expenses, including, but not limited to, attorneys’ fees and expenses (collectively, the “Meruelo Damages”) arising out of LLCP’s conduct, and to reimburse each such indemnified person from time to time upon demand for any of the same incurred in connection therewith, whether or not the transactions contemplated herein shall have been consummated, only to the extent that such Meruelo Damages were caused by LLCP’s gross negligence, willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction.

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     5. Exclusivity. To the extent Section 7 is not applicable or as otherwise agreed by the parties hereto, (a) in consideration of the capital and other resources committed and to be committed to our due diligence investigation of the Companies and the consummation of the transactions contemplated by this letter, during the Effective Period (as defined in Section 12), each of the Meruelo Parties will not, nor will any of them permit their respective affiliates, subsidiaries, shareholders, members, partners, managers, directors, officers, employees, attorneys, accountants, advisors, investment bankers (including McGladrey Capital Markets LLC), representatives or agents (collectively, “Meruelo Agents”) to, directly or indirectly, initiate contact with, make, solicit or encourage any inquiries or proposals from, or engage or participate in any discussions or negotiations with, any person, entity or “group” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any proposal, agreement or arrangement (x) relating to an Acquisition Proposal, (y) related to any financing with respect to an Acquisition Proposal other than a financing by LLCP or an alternative senior debt financing by Bank of the West or Wells Fargo Foothill to be entered into in connection with this Transaction (or upon the written consent of LLCP another senior lender), or (z) pursuant to which the Meruelo Parties would sell or otherwise transfer any securities of the Company (or any interest therein), by way of sale, repurchase, hypothecation, cancellation or otherwise, or enter into any transaction or arrangement, or otherwise approve any transaction, pursuant to which any third party would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, as amended) of any outstanding capital stock or other equity interests of the Company. For the purposes of this letter agreement, an Acquisition Proposal means (other than the transactions contemplated by this letter agreement) any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of assets of the Company, (ii) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any other similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing voting power of the Company, (iii) any tender offer, exchange offer or other transaction in which, if consummated, any person shall acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any “group” (as defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of outstanding voting capital stock of the Company, or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution involving the Company. Concurrent with the execution of this letter agreement, the Meruelo Parties and their advisors shall terminate any and all discussions with all other parties concerning any Acquisition Proposal or any matter described in clause (x), (y) or (z) above, provided, that the Meruelo Parties may continue their discussion with Bank of the West or Wells Fargo Foothill regarding a potential senior financing in connection with this Transaction. The Meruelo Parties will promptly communicate to LLCP in writing the fact that any Meruelo Party has received, directly or indirectly, any proposal or inquiry regarding any Acquisition Proposal or any matter described in clause (x), (y) or (z) above. During the Effective Period, none of the Meruelo Parties will sell, transfer, pledge, hypothecate or dispose of any shares of common stock of the Company, or any interest therein or beneficial ownership thereof (as defined in Rule 13d-3 under the Exchange Act) or enter into any agreement, understanding or arrangement, or derivative contract or arrangement, with respect to common stock of the Company, except as contemplated by this letter agreement or if consented to in writing by LLCP. Neither LLCP nor the

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Meruelo Parties shall purchase any shares of common stock of the Company without the consent of the other
     (b) If (i) this letter agreement is terminated for any reason (other than as provided in this Section 5(b)) and, within ninety (90) days after such termination, any of the Meruelo Parties or any of the Meruelo Agents enters into discussions or an understanding or agreement with any third party relating to an Acquisition Proposal or any matter described in clauses (x), (y) or (z) of Section 5(a) above, or (ii) prior to the termination of this letter agreement, any Meruelo Party or any Meruelo Agent breaches, Section 5(a) above or Section 6 below, then the Meruelo Parties shall, jointly and severally, be obligated to pay to LLCP, as liquidated damages and not as a penalty, the amount of $2,000,000 (the “Alternative Transaction Fee”) plus the LLCP Expenses (as defined below) without regard to any cap, which Alternative Transaction Fee and LLCP Expenses shall be due and payable to LLCP immediately upon the entering into of any such discussion, understanding or agreement or any such breach, as the case may be; provided, however, that the Meruelo Parties will not be obligated to pay LLCP the Alternative Transaction Fee if LLCP terminates this letter agreement as a result of its decision not to proceed with this investment based solely as a result of one or more of the reasons set forth in subsections (i) — (iii) of the second paragraph of Section 12 below.
     6. Agreement Regarding Voting. Each of the Meruelo Parties hereby agrees that, during the Effective Period, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, or pursuant to any written consent of the stockholders of the Company, all shares of common stock of the Company owned, directly or indirectly, beneficially or of record, by any Meruelo Party (or any affiliate thereof) or Holdco shall be voted (a) in favor of (i) adoption of the definitive merger agreement or other definitive agreement governing the transactions contemplated by this letter agreement, (ii) approval of the transactions contemplated thereby, and (iii) approval of any other matter that is required by applicable law or a governmental authority to be approved by the stockholders of the Company to facilitate the transactions contemplated by such definitive agreement or this letter agreement; and (b) against (i) any Acquisition Proposal other than the one contemplated by this letter agreement, (ii) any liquidation or winding up of the Company, (iii) any extraordinary dividend by the Company, (iv) any material change in the capital structure of the Company (other than any change in capital structure resulting from the transactions contemplated by this letter agreement) and (v) any other action that could reasonably be expected to (x) impede, interfere with, delay, postpone or attempt to discourage or have the effect of discouraging the consummation of the transactions contemplated by this letter agreement or (y) impair or adversely affect the respective ability of the Company, Holdco or Acquisition Co. to consummate the transactions contemplated by this letter agreement. Without limiting the foregoing, during the Effective Period the Meruelo Parties will not solicit proxies from, or otherwise seek to influence the vote of, any other stockholder of the Company, other than for the approval of the transactions contemplated by this letter agreement, or otherwise attempt to cause any such stockholder to approve an Acquisition Proposal or any matter described in clause (x), (y) or (z) of Section 5(a).
     7. No Fault Break Fee. In consideration of the capital and other resources committed and to be committed to our due diligence investigation of the Companies and the consummation of the transactions contemplated by this letter agreement, if (A) the Company consummates an Acquisition Proposal without financing provided by LLCP, in which the Meruelo Parties participate by rolling over or retaining securities, or receiving cash or other consideration for securities of the Company, or (B) the

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Meruelo Parties sell, transfer or dispose of any common stock of the Company (in one or more transactions) or any interest therein, regardless of the form of transaction or time of payment, each within one year from the later of (a) the Outside Termination Date (as defined below) or (b) the date of the primary definitive document that governs the transaction described in clause (A) above, then the Meruelo Parties shall, jointly and severally, be obligated to pay to LLCP, as liquidated damages and not as a penalty, fifty percent (50%) of all Applicable Proceeds (as defined below) (the “No Fault Break Fee”) plus the LLCP Expenses, which No Fault Break Fee and LLCP Expenses shall be due and payable to LLCP immediately upon the consummation of such transaction. “Applicable Proceeds” means the aggregate gross proceeds received (whether received in cash, securities or other assets), plus the aggregate value of any shares of common stock of the Company retained by the Meruelo Parties in connection with any transaction set forth in clause (A) or (B) of this Section 7, minus the product obtained by multiplying the number of shares of the Company held by the Meruelo Parties immediately prior to such transaction by $8.00. For purposes of this Section 7, clause (i) of the definition of Acquisition Proposal shall refer to 20% or more of the assets of the Company and clauses (ii), (iii) and (iv) shall refer to a transaction in which a third party, any of the Meruelo Parties or a “group” (as defined in the Exchange Act) acquires 50% or more of the voting power of the Company). The payment of any No Fault Break Fee pursuant to this Section 7 shall be in addition to any fee payable pursuant to Section 8 below.
     8. Allocation of Definitive Agreement Fees. In the event any Meruelo Party, Holdco, Acquisition Co. or LLCP or any affiliate thereof enters into a definitive agreement with the Company regarding the Transaction contemplated hereby and such agreement contains any “break-up fee”, “alternative transaction fee” or similar arrangement then LLCP, on the one hand, and the Meruelo Parties, on the other hand, shall split any such fee (after deducting the portion of such fee payable to McGladrey Capital Markets LLC, which shall be 25% of the aggregate of such fees payable under the definitive agreement) that becomes due and payable by the Company (or any affiliate of the Company) 50/50 regardless of the party entitled to receive such fee set forth in the definitive merger agreement.
     9. Confidentiality. Following the execution of this letter agreement, the parties hereto shall not, and the Meruelo Parties shall use reasonable efforts to cause the Meruelo Agents not to, disclose to any person, except as required by applicable law or to effectuate the transaction contemplated herein (i) the fact that discussions or negotiations are taking place concerning a possible transaction, or (ii) any of the terms or conditions contained in this letter agreement (including the Annexes attached hereto).
     10. Costs and Expenses. Whether or not the transactions contemplated herein are completed, the Meruelo Parties, jointly and severally, shall be obligated to reimburse LLCP promptly, for 50% of all out of pocket fees, costs and expenses incurred by LLCP relating to the transactions described herein, including, without limitation, all fees, costs and expenses relating to lien searches, filing fees, due diligence, accounting services, legal services, and the negotiation, preparation, execution and delivery of definitive documentation (collectively, the “LLCP Expenses”) provided, however, unless mutually agreed among the parties, in no event shall the Meruelo Parties be obligated to reimburse LLCP for any amount in excess of $250,000 in the aggregate. The Meruelo Parties agree to pay to LLCP the LLCP Expenses within two business days of receipt of a written demand therefore. Notwithstanding the foregoing, the Meruelo Parties and LLCP will negotiate with the Company for the inclusion in the merger agreement of a covenant by the Company to pay all of the LLCP Expenses whether or not the transaction contemplated therein are consummated, provided that if such a covenant is not included in

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the merger agreement after such negotiations, the Meruelo Parties shall not be relieved of their obligations under this Section 10. If, following the execution of a definitive merger agreement with the Company, the transactions contemplated therein do not close due to a failure of the Meruelo Parties to satisfy one or more closing conditions, the Meruelo Parties, jointly and severally, shall be obligated to reimburse LLCP promptly for all LLCP Expenses without regard to any cap.
     11. Binding Effect; Entire Agreement. It is understood that this letter agreement constitutes a non-binding statement of our good faith mutual intentions with respect to the transactions described herein, except that, upon the execution of this letter agreement by the parties hereto, the provisions of Sections 3 through 15 shall constitute legally valid and binding agreements of the Meruelo Parties. This letter agreement, together with that certain Confidentiality Agreement dated July 6, 2009 contains the entire understanding and agreement of the parties hereto with respect to the transactions described herein and supersedes all prior oral or written, and any contemporaneous or future oral, understandings, undertakings, commitments or agreements with respect to the transactions described herein.
     12. Term and Termination. This letter agreement shall become effective on the date LLCP shall have received a copy of this letter agreement executed by all of the Meruelo Parties and shall terminate on the earlier to occur of (i) the closing date of the transactions as contemplated hereby and (ii) the date that this letter agreement is terminated pursuant to this Section 12 (the “Effective Period”). Either Alex Meruelo, on behalf of the Meruelo Parties, or LLCP may terminate this letter agreement (but, with respect to the Meruelo Parties, not their obligations under Sections 4 through 15, each of which shall survive any termination of this letter agreement) by giving written notice of termination (which termination shall be effective as of the date of receipt of such written notice) to the other at any time after December 30, 2009 (the “Outside Termination Date”), provided, however, if a merger agreement is entered into with the Company with respect to the transactions contemplated by this letter agreement, the Outside Termination Date shall mean the earlier of the date that such merger is consummated or the date on which such merger agreement is terminated by mutual agreement of the parties thereto or in accordance with its terms. Any notice provided by LLCP hereunder shall be deemed to be delivered to all Meruelo Parties if LLCP delivers such notice to Alex Meruelo c/o McGladrey Capital Markets LLC. Notwithstanding the foregoing, the Meruelo Parties shall have the right, exercisable in their sole discretion, to terminate this letter agreement (but not their obligations under Sections 4 through 15, each of which shall survive any termination of this letter agreement), at any time, upon written notice to LLCP, in the event (i) of any outbreak or escalation of hostilities in which the United States is involved, any declaration of war by Congress, or any other substantial domestic or international event, calamity or terrorist attack which, in the reasonable and good faith judgment of the Meruelo Parties, is material and adverse to the Meruelo Parties or the Company and makes it impractical or inadvisable, in the Meruelo Parties’ sole discretion, to proceed with the transaction contemplated herein, or (ii) of the existence or occurrence of any material adverse change in the condition (financial or otherwise), business, operations, properties or prospects of the Company since June 28, 2009.
     In addition, LLCP shall have the right, exercisable in its sole discretion, to terminate this letter agreement, at any time, upon written notice to Alex Meruelo, on behalf of the Meruelo Parties, in the event (i) LLCP decides, in its sole discretion, not to proceed with the transaction contemplated herein based upon its confirmatory business and legal due diligence investigation, (ii) of any outbreak or escalation of hostilities in which the United States is involved, any declaration of war by Congress, or

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any other substantial domestic or international event, calamity or terrorist attack which, in the reasonable and good faith judgment of LLCP, is material and adverse to LLCP or the Company and makes it impractical or inadvisable, in LLCP’s sole discretion, to proceed with the transaction contemplated herein, or (iii) of the existence or occurrence of any material adverse change in the condition (financial or otherwise), business, operations, properties or prospects of the Company since June 28, 2009.
     13. Governing Law; Counterparts. This letter agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without regard to its conflicts of law or choice of law principles. This letter agreement may be executed in any number of counterparts and by facsimile transmission, all of which when taken together shall be one and the same instrument.
     14. Representations, Warranties and Covenants. The Meruelo Parties jointly and severally represent, warrant and covenant that:
     (a) this agreement has been duly authorized, executed and delivered by each of them and no consent or approval of any third party is required for any of them to execute or deliver this letter agreement or perform their obligations hereunder;
     (b) as of the date hereof and until the earlier of the termination of this letter agreement and the consummation of the Transactions contemplated hereby, the Meruelo Parties will, at all times, have at least $13.5 million in immediately available cash or cash equivalents; and
     (c) the Schedule 13D (Amendment No. 2) dated February 18, 2009, accurately sets forth the holdings of common stock of the Company of each of the Meruelo Parties and any of their affiliates.
     15. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, THE PREPARATION, NEGOTIATION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES THE ACTION, SUIT, PROCEEDING OR COUNTERCLAIM.

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     If the terms set forth in this letter accurately reflect our mutual understanding of the transactions contemplated herein, please acknowledge your agreement and acceptance of such terms by countersigning this letter in the space indicated below and returning to us an executed copy of this letter no later than 12:00 p.m. (Pacific Daylight Time) on October 14, 2009. If we do not receive an executed copy of this letter by such time on such date, the offer contained herein will automatically terminate and will be of no further force and effect.

Sincerely, Levine Leichtman Capital Partners, Inc.
By:	/s/ Lauren B. Leichtman
Lauren B. Leichtman, Chief Executive Officer

Agreed and accepted
as of October 13 2009:

Alex Meruelo
/s/ Alex Meruelo

Meruelo Enterprises, Inc.
By:	/s/ Alex Meruelo
Name:
Title:

Alex Meruelo Living Trust
By:	/s/ Alex Meruelo
Name:
Title:

Luis Armona
/s/ Luis Armona

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Rubio’s Investment Proposal Letter	Confidential
October 13, 2009
ANNEX A
Senior Loans

Issuer:	Acquisition Co. immediately prior to the merger and the Company immediately after the merger.

Anticipated Closing Date:	As soon as practical upon consummation of the merger.

Principal Amounts:	$8.0 million pursuant to the Secured Senior Bridge Note (the “Senior Bridge Note”)

$12.0 million pursuant to the Secured Senior Note (the “Senior Note”)

The Senior Bridge Note and the Senior Note are referred to collectively as the “Senior Loans.”

Maturity Date (Senior Bridge Note):	360 days from date of issuance (the “Bridge Note Maturity Date”)

Maturity Date (Senior Note):	5 years from date of issuance (the “Senior Note Maturity Date”)

Cash Interest Rate:	The Senior Loans shall bear interest at a rate equal to 11.0% per annum, except upon the occurrence and during the continuance of an Event of Default.

Interest shall be payable in cash monthly beginning the last day of the month following the closing date.

Redemption (Senior Bridge Note):	Mandatory: At the Bridge Note Maturity Date. There will be no scheduled amortization payments on the Senior Bridge Note.

Optional: The Senior Bridge Note is redeemable, in full or in part, at any time without premium or penalty (other than

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October 13, 2009

in connection with a Change of Control).

Asset Sales: Mandatory prepayments shall be required with the proceeds of any asset sales in excess of $25,000 in the aggregate in any fiscal year, without premium or penalty.

Redemption (Senior Note):	Mandatory: $750,000 per fiscal quarter until maturity (or until the Senior Note is repaid in full) beginning with the fifth fiscal quarter following the closing.

Optional: The Senior Note is redeemable, in full or in part, at any time without premium or penalty (other than in connection with a Change of Control).

Asset Sales: To the extent not paid on the Senior Bridge Note, mandatory prepayments shall be required with the proceeds of any asset sales in excess of $25,000 in the aggregate in any fiscal year, without premium or penalty.

Guarantees:	All of the Company’s obligations to LLCP shall be guaranteed by Holdco and all of the Company’s subsidiaries (collectively, the “Subsidiaries”).

Security:	To secure (i) the Company’s obligations to LLCP (including without limitation its obligations under or relating to the Senior Loans, the Purchase Agreement and the other investment documents and under or relating to its guaranty to LLCP), and (ii) the obligations of Holdco and the Subsidiaries under or relating to their respective guarantees to LLCP, Holdco, the Company and the Subsidiaries shall grant to LLCP a perfected first priority security interest and lien upon, and security interest in, all of their respective assets, including all subsidiary stock.

Ranking:	The indebtedness represented by the Senior Loans shall rank senior to all existing and future indebtedness of the Company and no other indebtedness shall rank pari passu with the Senior Loans.

Remedies Upon Event of Default:	A. Additional cash interest rate of 3.0% per annum.

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B. Immediate repayment of all outstanding principal and interest due and owing on the Senior Loans upon acceleration of any portion of the Senior Loan or the Senior Subordinated Note.

Change in Control:	In the event of a change of control (to be defined in definitive documentation), the Senior Loans or any portion thereof may be put to the Company at 102% of par, plus accrued interest through the date of repurchase.

Closing Fee:	$600,000, payable concurrently with the closing of the transactions.

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October 13, 2009
ANNEX B
Secured Senior Subordinated Note (the “Senior Subordinated Note”)

Issuer:	Acquisition Co. immediately prior to the merger and the Company immediately after the merger.

Anticipated Closing Date:	As soon as practical upon consummation of the merger.

Principal Amount:	$32.5 million

Maturity Date:	5 years from date of issuance (the “Maturity Date”)

Cash Interest Rate:	The Senior Subordinated Note shall bear interest at a rate equal to 14.0% per annum, except upon the occurrence and during the continuance of an Event of Default.

Interest shall be payable in cash monthly beginning the last day of the month following the closing date.

Redemption:	Mandatory: At the Maturity Date. There will be no scheduled amortization payments.

Optional: Except as provided above, the Senior Subordinated Note is non-redeemable prior to the month ending two years following the closing date. Thereafter, the Senior Subordinated Note is redeemable, in full or in part, upon 30 days prior written notice by the Company at the following percentages of par, plus accrued interest through the date of redemption:

Redemption
Redemption on or before	Percentage Premium

Third anniversary	103.0%
Fourth anniversary	101.0%
Fifth anniversary	100.0%

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Guaranties:	All of the Company’s obligations to LLCP shall be guaranteed by Holdco and all of the Company’s subsidiaries (collectively, the “Subsidiaries”).

Security:	To secure (i) the Company’s obligations to LLCP (including without limitation its obligations under or relating to the Senior Subordinated Note, the Purchase Agreement and the other investment documents and under or relating to its guaranty to LLCP), and (ii) the obligations of Holdco and the Subsidiaries under or relating to their respective guarantees to LLCP, Holdco, the Company and the Subsidiaries shall grant to LLCP a perfected first priority security interest and lien upon, and security interest in, all of their respective assets, including all subsidiary stock. The security interest granted in respect of the Senior Loans and the Senior Subordinated Note shall be pari passu.

Ranking:	Except for the indebtedness represented by the Senior Loans (or any refinancing of the Senior Loans), the indebtedness represented by the Senior Subordinated Note shall rank senior to all existing and future indebtedness of the Company and no other indebtedness shall rank pari passu with the Senior Subordinated Note.

Remedies Upon Event of Default:	A. Additional cash interest rate of 3.0% per annum.

B. Immediate repayment of all outstanding principal and interest due and owing on the Senior Subordinated Note upon acceleration of any portion of the Senior Loans or the Senior Subordinated Note.

Change in Control:	In the event of a change of control (to be defined in definitive documentation), the Senior Subordinated Note or any portion thereof may be put to the Company at the greater of (i) the then-applicable Redemption Percentage Premium referred to above, and (ii) 102% of par, plus accrued interest through the date of repurchase.

Closing Fee:	$1,100,000, payable concurrently with the closing of the transactions.

B-2

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ANNEX C
Common Stock

Issuer:	Holdco

Common Stock:	LLCP will invest $3.86 million to purchase 13.15% of the fully diluted common stock of Holdco at closing.

Common Stock Attributable to to Senior Subordinated Note:	In connection with the purchase of the Senior Subordinated Note, LLCP will receive Common Stock representing 9.85% of the fully diluted common stock of Holdco at closing.

Tag Along Rights:	LLCP shall have the right to sell its Common Stock of Holdco on a pro rata basis in connection with any sale of Common Stock of Holdco by any other equity holder.

Put Option:	Upon the earlier of (i) the maturity of the Senior Subordinated Note (by acceleration or otherwise), (ii) the repayment in full of the Senior Subordinated Note, or (iii) a Change in Control, LLCP shall have the right to put the Common Stock to Holdco and/or the Company for cash consideration determined by a valuation obtained from a mutually agreed upon investment banking firm of national reputation. The costs of such valuation shall be borne jointly by Holdco and the Company.

Registration Rights:	Following an initial public offering of common stock of the Holdco (or an affiliate), LLCP shall have two demand registration rights with respect to public offerings, on customary terms, covering shares of Common Stock of Holdco. LLCP shall have piggyback registration rights on customary terms, entitling LLCP to participate in any and all public offerings of Common Stock of Holdco (including any initial public offering). In addition, if Holdco is eligible to use form S-3 or a similar form, at LLCP’s request, Holdco shall register LLCP’s Common Stock pursuant to a “Shelf” registration on form S-3 or such similar form. All expenses and fees relating to the registered sale of LLCP’s Common Stock, (including the fees and expenses of LLCP’s counsel in all registrations), shall be paid jointly by Holdco and the Company, except for LLCP’s pro-rata share of underwriting fees, selling discounts and commissions.

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Rubio’s Investment Proposal Letter	Confidential
October 13, 2009

Preemptive Rights:	LLCP shall have the right to purchase, on the same basis as all other purchasers, its pro rata share of any and all issuances of Common Stock (or similar equity securities) or options, warrants, other rights or securities exercisable, convertible or exchangeable for Common Stock (or similar equity securities), other than common stock issued in connection with any public offering.

Transfer Restrictions:	Other than in connection with estate planning purposes the non-LLCP stockholders of Holdco will be restricted from selling or transferring their equity interests in Holdco.

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Rubio’s Investment Proposal Letter October 13, 2009	Confidential
Annex D
Securities Purchase Agreement (the “Purchase Agreement”)
          The parties shall enter into a Purchase Agreement with respect to the purchase of the Securities containing customary terms and conditions, including, among others, the following:

Representations and Warranties of Holdco and the Companies:

Customary representations and warranties, including, without limitation, evidence of corporate existence, authority and good standing, validity, enforceability and binding nature of all agreements, no conflict with other agreements, ownership of collateral, solvency, compliance with laws, regulations and environmental matters, marketable title to property and assets, no encumbrances on assets, patents, trademarks, intellectual property, licenses, ERISA, financial condition and performance and accuracy of data, absence of labor disputes and litigation and other proceedings, which shall survive the Closing Date, and shall be true upon execution of the Purchase Agreement and at the Closing Date.

Holdco and Companies Covenants:
As long as the Senior Loans or the Senior Subordinated Notes are outstanding or LLCP holds 10% of the Common Stock of Holdco, Holdco and the Company shall be subject to customary covenants with certain of these covenants based upon financial projections provided to LLCP by the Meruelo Parties. Such covenants shall include, without limitation:

A. Financial Covenants (based upon projections from the Meruelo Parties):

B. Limitations on Capital Expenditures

C. Restrictions on Dividends and Redemption of Capital Stock

D. Limitations on Asset Sales

E. Limitations on Incurrence of Indebtedness and Liens

F. Restrictions on Fundamental Changes

G. Restrictions on Transactions with Affiliates and Related Parties

H. Informational Reporting

Board of Directors:	Customary visitation rights and 2 out of five board seats.

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Rubio’s Investment Proposal Letter	Confidential
October 13, 2009

Closing Conditions of LLCP:	Customary, including, without limitation:

A. LLCP shall have completed its confirmatory business and legal due diligence investigation of the Companies to its and its counsel’s sole satisfaction.

B. LLCP shall have received all reasonable and customary certificates, evidences of authority and opinions and such other items as it shall request.

C. LLCP shall have approved the sources and uses of funds in connection with the transactions contemplated hereunder.

D. Concurrent with the closing, the Companies shall have a legal, tax and capital structure, in form, substance and scope satisfactory to LLCP.

E.     Concurrent with the closing, LLCP shall have received, by wire transfer in immediately available funds, an aggregate non-refundable closing fee of $1,700,000 and reimbursement of all LLCP Expenses incurred by LLCP relating to the transactions described herein as provided in Section 10.

F. There shall have been no material adverse change in or to the condition (financial or otherwise), business, operations, properties, affairs or prospects of the Companies since June 28, 2009.

G. The transactions contemplated in this letter agreement have been consummated on terms and conditions acceptable to LLCP

H. The Company shall have a minimum of $5.0 million of cash or cash equivalents immediately prior to the closing of the Transaction.

I. Concurrent with the closing, the Companies shall have, insurance coverage for property damage and general

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Rubio’s Investment Proposal Letter	Confidential
October 13, 2009

liability acceptable to LLCP and shall obtain key man life and disability insurance on the key management (to be determined in due diligence but shall include, at a minimum, Alex Meruelo and Joe Marchica collectively referred to as “Key Management”), in an amount not less than $10.0 million in the aggregate which insurance policy and proceeds thereof shall be assigned as collateral to LLCP.

J.      Certain members of Key Management shall have entered into customary agreements containing terms and conditions acceptable to LLCP including among other things, non-competition, compensation, non-solicitation and confidentiality provisions. In addition, the Company, the Meruelo Parties and LLCP shall have entered into a mutually acceptable shareholder agreement.

K.     The Companies shall have received all necessary and appropriate consents (including but not limited to any regulatory, governmental, customers, board of directors, shareholders, and other third party consents) with respect to the transactions contemplated herein. Without limiting the generality of the foregoing, the waiting period under the HSR Act shall have expired or been terminated.

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